Exhibit 23.2


                         Independent Auditors' Consent

The Board of Trustees
Oswego County Savings Bank:

We consent to the use of our report dated February 20, 1998, except for note 1 of the financial statements which is as of December 17, 1998, included herein relating to the statements of financial condition of Oswego County Savings Bank as of December 31, 1997 and 1996, and the related statements of operations, changes in net worth and cash flows for the years then ended and to the reference to our firm under the heading "Experts" in the prospectus.


December 22, 1998                            /s/ KPMG Peat Marwick LLP
Syracuse, New York